                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                          ARENA PHARMACEUTICALS, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  040047 10 2
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[  ]    Rule 13d-1(b)

[  ]    Rule 13d-1(c)

[X ]    Rule 13d-1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  2  of 17 Pages
---------------------                                      --------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        MPM Capital L.P.

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  3  of 17 Pages
---------------------                                      --------------------


-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        BB BioVentures L.P.

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  4  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        BAB BioVentures L.P.

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)

        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  5  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        MPM BioVentures Parallel Fund, L.P.
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b)X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  6  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        BAB BioVentures, N.V.

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Netherlands Antilles
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        CO
-------------------------------------------------------------------------------
        *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  7  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        MPM BioVentures I, LP

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  8  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        MPM BioVentures I, LLC

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        OO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page  9  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        MPM Asset Management LLC

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        OO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page 10  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        Medical Portfolio Management, LLC

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        OO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      --------------------
CUSIP NO. 040047 10 2                   13G                Page 12  of 17 Pages
---------------------                                      --------------------



-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

        MPM Asset Management Investors 1998 LLC

-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)


        (b) X

-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware.
-------------------------------------------------------------------------------
        NUMBER OF           5   SOLE VOTING POWER
SHARES BENEFICIALLY OWNED       4,012,149 (1)
            BY
           EACH
     REPORTING PERSON
           WITH
                           ----------------------------------------------------
                            6   SHARED VOTING POWER
                                None
                           ----------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
                                4,012,149 (1)
                           ----------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
                                None
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,012,149 (1)
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [   ]
-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        17.69%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        OO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                         STATEMENT ON SCHEDULE 13G

Item 1(a).     Name of Issuer:
               --------------

               Arena Pharmaceuticals, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               6166 Nancy Ridge Drive, San Diego, CA 92121

Item 2(a).     Names of Person Filing:
               ----------------------

               MPM Capital L.P.
               BB BioVentures L.P.
               BAB BioVentures L.P.
               MPM BioVentures Parallel Fund, L.P.
               BAB BioVentures, N.V.
               MPM BioVentures I L.P.
               MPM BioVentures I LLC
               MPM Asset Management, LLC
               Medical Portfolio Management LLC
               MPM Asset Management 1998 LLC

Item 2(b).     Business Mailing Address for the Person Filing:
               ----------------------------------------------

               c/o MPM Capital L.P.
               One Cambridge Center, 9th Floor
               Cambridge, MA 02142

Item 2(c).     Citizenship:
               -----------

               All entities were organized in Delaware, except BAB BioVentures, N.V., which was organized in the Netherlands Antilles.

Item 2(d).     Title of Class of Securities:
               ----------------------------

               Common Stock

Item 2(e).     CUSIP Number:
               ------------

               040047 10 2

Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or 13d-
               --------------------------------------------------------------

               2(b), check whether the person filing is a:
               ------------------------------------------

               Not Applicable

Item 4. Ownership:
        ---------

               (a)    Amount Beneficially Owned:

                      4,012,149  (1)

               (b)    Percent of Class Owned:

                          17.69%

               (c)    Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the vote:
                             4,012,149 shares of Common Stock (1)

                      (ii)   shared power to vote or to direct the vote:
                             None

                      (iii) sole power to dispose or to direct the disposition of: 4,012,149 shares of Common Stock (1)

                      (iv) shared power to dispose or to direct the disposition of: None

Item 5. Ownership of Five Percent or Less of a Class:
        --------------------------------------------

               Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:
        ---------------------------------------------------------------

               Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on By the Parent Holding Company:
        --------------------------------------------------------

               Not Applicable

Item 8. Identification and Classification of Members of the Group:
        ---------------------------------------------------------

               Not Applicable

Item 9. Notice of Dissolution of Group:
        ------------------------------

               Not Applicable

Item 10. Certification:
         -------------

               Not Applicable


(1) Includes shares held through interests in MPM Capital L.P. ("MPM Capital") and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and or a control person of MPM Asset Management LLC and funds managed or advised by it, and the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 3,473,112 shares are held by MPM BioVentures L.P.; 497,310 shares are held by MPM BioVentures Parallel Fund, L.P.; and 41,727 shares are held by MPM Asset Management Investors 1998 LLC. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

                                   Signature


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

MPM CAPITAL L.P.                                          BB BIOVENTURES L.P.

By:   Medical Portfolio Management LLC,                   By:   BAB BioVentures L.P.,
      its General Partner                                       its General Partner

                                                          By:   BAB BioVentures N.V.,
                                                                its General Partner
By:   /s/  Michael Steinmetz
      ------------------------------------------
      Name:   Michael Steinmetz                           By: /s/  Michael Steinmetz
      Title:  Manager                                          -------------------------
                                                                Name:   Michael Steinmetz
                                                                Title:  Manager




BAB BIOVENTURES L.P.                                      MPM BIOVENTURES PARALLEL FUND, L.P.

By:   BAB BioVentures, N.V.,                              By:   MPM BioVentures I LP,
      its General Partner                                       its General Partner

By:   /s/  Michael Steinmetz                              By:   MPM BioVentures I LLC,
      ------------------------------------------
      Name:   Michael Steinmetz                                 its General Partner
      Title:  Manager

                                                          By:   /s/  Michael Steinmetz
                                                                -------------------------
                                                                Name:   Michael Steinmetz
                                                                Title:  Manager




BAB BIOVENTURES, N.V.                                     MPM BIOVENTURES I LP

                                                           By:  MPM BioVentures I LLC,
                                                                its General Partner
By:   /s/  Michael Steinmetz
      ------------------------------------------
      Name:  Michael Steinmetz                            By: /s/  Michael Steinmetz
      Title: Manager                                          --------------------------
                                                                Name:   Michael Steinmetz
                                                                Title:  Manager


MPM BIOVENTURES I LLC                                     MPM ASSET MANAGEMENT LLC



By:   /s/  Michael Steinmetz                              By:   /s/  Michael Steinmetz
      ------------------------------------------                -------------------------
      Name:   Michael Steinmetz                                 Name:  Michael Steinmetz
      Title:  Manager                                           Title: Manager




MEDICAL PORTFOLIO MANAGEMENT, LLC                         MPM ASSET MANAGEMENT 1998 LLC



By:   /s/  Michael Steinmetz                              By:  /s/  Michael Steinmetz
      ------------------------------------------               ---------------------------
      Name:  Michael Steinmetz                                 Name:  Michael Steinmetz
      Title: Manager                                           Title: Manager




                                   Signature


        In accordane with rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Arena Pharmaceuticals, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in couterparts.

        For evidence whereof, the undersighed have caused this Agreement to be executed on their behalf this ___ day of February, 2001.

MPM CAPITAL L.P.                                          BB BIOVENTURES L.P.

By:   Medical Portfolio Management LLC,                   By:   BAB BioVentures L.P.,
      its General Partner                                       its General Partner

                                                          By:   BAB BioVentures N.V.,
                                                                its General Partner
By:   /s/ Michael Steinmetz
      ------------------------------------------
      Name:   Michael Steinmetz                           By:   /s/ Michael Steinmetz
      Title:  Manager                                          ---------------------------
                                                                Name:  Michael Steinmetz
                                                                Title: Manager




BAB BIOVENTURES L.P.                                      MPM BIOVENTURES PARALLEL FUND, L.P.

By:   BAB BioVentures, N.V.,                              By:   MPM BioVentures I LP,
      its General Partner                                       its General Partner

By:   /s/ Michael Steinmetz                               By:   MPM BioVentures I LLC,
      ------------------------------------------
      Name:    Michael Steinmetz                                its General Partner
      Title:   Manager

                                                          By:   /s/ Michael Steinmetz
                                                                -------------------------
                                                                Name:  Michael Steinmetz
                                                                Title: Manager




BAB BIOVENTURES, N.V.                                     MPM BIOVENTURES I LP

                                                          By:   MPM BioVentures I LLC,
                                                                its General Partner
By:   /s/ Michael Steinmetz
      ------------------------------------------
      Name:  Michael Steinmetz                            By:   /s/ Michael Steinmetz
      Title: Manager                                            --------------------------
                                                                Name:   Michael Steinmetz
                                                                Title:  Manager


MPM BIOVENTURES I LLC                                     MPM ASSET MANAGEMENT LLC



By:   /s/ Michael Steinmetz                               By:   /s/ Michael Steinmetz
      ------------------------------------------                ------------------------
      Name:  Michael Steinmetz                                  Name:  Michael Steinmetz
      Title: Manager                                            Title: Manager




MEDICAL PORTFOLIO MANAGEMENT, LLC                         MPM ASSET MANAGEMENT 1998 LLC



By:   /s/ Michael Steinmetz                               By:   /s/ Michael Steinmetz
      ------------------------------------------                ------------------------
      Name:  Michael Steinmetz                                  Name:  Michael Steinmetz
      Title: Manager                                            Title: Manager


